Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following summary of the capital stock of Hillenbrand, Inc. does not purport to be complete and is qualified in its entirety by reference to our restated and amended articles of incorporation (as amended, our “Articles of Incorporation”), our amended and restated code of by-laws (our “By-Laws”, and together with our Articles of Incorporation, our “organizational documents”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, and certain provisions of Indiana law. Unless the context requires otherwise, all references to “we”, “us,” “our” and “Hillenbrand” in this section refer solely to Hillenbrand, Inc. and not to our subsidiaries.
General
Our authorized capital structure consists of:
•199,000,000 shares of common stock, without par value: and
•1,000,000 shares of preferred stock
As of November 7, 2019, there were 62,744,927 shares of common stock and no shares of preferred stock issued and outstanding.
Common Stock
Voting
The holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders, including the election of directors, and do not have any right to cumulate votes in the election of directors.
Dividends
Subject to the rights and preferences of the holders of any series of preferred stock which may at the time be outstanding, holders of our common stock are entitled to share equally such dividends as our board of directors may declare out of funds legally available.
Liquidation Rights
The holders of our common stock are entitled to receive our net assets upon dissolution except as may otherwise be provided in an amendment to our Articles of Incorporation setting out the terms for a series of preferred stock.
Other matters
Holders of our common stock have no conversion, preemptive or other subscription rights and there are no redemption rights or sinking fund provisions with respect to the common stock.
Our common stock is traded on the New York Stock Exchange under the symbol “HI.”
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock
We are authorized to issue up to 1,000,000 shares of preferred stock in one or more series. Our Articles of Incorporation authorize our board of directors to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms, subscription rights and the number of shares constituting any series or the designation of a series. All shares of preferred stock of the same series must be identical with each other in all respects.
If we issue preferred stock, we will provide specific information at that time about the particular class or series being offered in a prospectus supplement. This information will include some or all of the following:

•	the serial designation and the number of shares in that series;

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the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and any participating or other special rights with respect to dividends;

•	any voting powers of the shares;

•	whether the shares will be redeemable and, if so, the price or prices at which, and the terms and conditions on which the shares may be redeemed;

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the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of us prior to any payment or distribution of our assets to any class or classes of our stock ranking junior to the preferred stock;

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whether the shares will be entitled to the benefit of a sinking or retirement fund and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

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whether the shares will be convertible into, or exchangeable for, shares of any other class or of any other series of the same or any other class of our stock or the stock of another issuer, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments to the conversion price or rates of exchange at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

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any other preferences, privileges and powers, and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions, as our board of directors may deem advisable and as shall not be inconsistent with the provisions of our Articles of Incorporation.

Depending on the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of us, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.
The preferred stock, when issued, will be fully paid and non-assessable. Unless the applicable prospectus supplement provides otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by us in the future. The transfer agent and registrar for the preferred stock will be specified in the applicable prospectus supplement.
Certain Anti-Takeover Matters
Certain provisions of our organizational documents, as well as certain provisions of the Indiana Business Corporation Law (the “IBCL”), may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Classified Board of Directors
Our Articles of Incorporation and By-Laws provide for our board of directors to be composed of not fewer than seven directors and to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Our By-Laws also provide that our board of directors shall not consist of more than thirteen directors. Approximately one-third of our board will be elected each year. Under our Articles of Incorporation, our directors can be removed only for cause and only upon the affirmative vote of the holders of at least two-thirds of the voting power of all shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. The provisions for our classified board and certain other board of director matters may be amended, altered or repealed only upon the affirmative vote of the holders of at least two-thirds of the voting power of all shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.
Under Chapter 23 of the IBCL, a corporation with a class of voting shares registered with the SEC under Section 12 of the Exchange Act must have a classified board unless the corporation adopted a by-law expressly electing not to be governed by this provision by the later of July 31, 2009 or 30 days after the corporation’s voting shares are registered under Section 12 of the Exchange Act. We adopted a by-law electing not to be subject to this mandatory requirement on July 15, 2009.
The provision for a classified board in our Articles of Incorporation could prevent a party that acquires control of a majority of the outstanding voting stock from obtaining control of our board until the second annual shareholders’ meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us and could increase the likelihood that our incumbent directors will retain their positions.
We believe that a classified board helps to assure the continuity and stability of our board and our business strategies and policies as determined by our board, because a majority of the directors at any given time will have prior experience on our board. The classified board provision also helps to ensure that our board, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all shareholders.
After the initial term of each class, our directors will serve three-year terms. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.
Our Articles of Incorporation further provide that vacancies or newly created directorships in our board may only be filled by the vote of a majority of the directors then in office, and any director so chosen will hold office until the next annual meeting of shareholders.
At any annual or special meeting of directors, our By-Laws require the presence of a majority of the duly elected and qualified members then occupying office as a quorum. Our Articles of Incorporation provide for a quorum of one-third of such members unless the By-Laws otherwise specify (which they do).
Removal of Directors Only for Cause; Filling Vacancies
Our organizational documents provide that, subject to the right of holders of any series of preferred stock to elect directors, any director may be removed from office, but only for cause and only by the affirmative vote of the holders of at least 2/3 of the combined voting power of all of the shares of our capital stock entitled to vote generally in the election of directors. Our organizational documents also provide that, subject to the right of holders of any series of preferred stock to elect directors, any newly created directorships resulting from an increase in the number of directors and any vacancy on the board shall be filled by the affirmative vote of a majority of the remaining directors then in office. Any director elected in accordance with the preceding sentence will hold office for a term expiring at the next annual meeting of shareholders and until such director’s successor is duly elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.
The director removal and vacancy provisions restrict the ability of a third party to remove incumbent directors and simultaneously gain control of the board of directors by filling the vacancies created by removal with its own nominees.
Shareholder Proposals
At any meeting of shareholders, only business that is properly brought before the meeting will be conducted. To be properly brought before a meeting of shareholders, business must be specified in the notice of the meeting, brought before the meeting by or at the direction of our board of directors, our chairman of the board or our chief executive officer or properly brought before the meeting by a shareholder.
For business to be properly brought before any meeting of shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to our secretary at our principal place of business. To be timely, a shareholder’s notice must be delivered to or mailed and received by our secretary not later than 100 days prior to the anniversary of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by our secretary by the later of 100 days prior to the forthcoming meeting date and the close of business 10 days following the date on which we first make public disclosure of the meeting date).
A shareholder’s notice must set forth, as to each matter the shareholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting;

•	the name and address of the shareholder proposing such business;

•	the class and number of shares that are owned beneficially by the shareholder proposing such business;

•	any interest of the shareholder in such business;

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a description of any agreement, arrangement or understanding (including, without limitation, any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the Shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the shareholder or any of its affiliates or associates with respect to common stock; and

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an undertaking by the shareholder to notify the corporation in writing of any change in the information called for the preceding three bullets as of the record date for such meeting, by notice received by the secretary of the corporation not later than the 10th day following such record date, and thereafter by notice so given and received within two business days of any change in such information, and, in any event, as of the close of business of the day preceding the meeting date.

Shareholder Nomination of Candidates for Elections to Our Board
Our By-Laws provide that nominations of persons for election to our board of directors may be made at any meeting of shareholders by or at the direction of the board of directors or by any shareholder entitled to vote for the election of members of the board of directors at the meeting. For nominations to be made by a shareholder, the shareholder must have given timely notice thereof in writing to our secretary at our principal place of business and any nominee must satisfy the qualifications established by the board of directors from time to time as contained in the proxy statement for our immediately preceding annual meeting or posted on our website. To be timely, a shareholder’s nomination must be delivered to or mailed and received by the secretary not later than (i) in the case of the annual meeting, 100 days prior to the anniversary of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by the secretary by the later of 100 days prior to the forthcoming meeting date and the close of business 10 days following the date on which we first make public disclosure of the meeting date) and (ii) in the case of a special meeting, the close of business on the tenth day following the date on which we first make public disclosure of the meeting date.
The notice given by a shareholder must set forth:

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

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a representation that the shareholder is a holder of record, setting forth the shares so held, and intends to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice;

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a description of any agreement, arrangement or understanding (including, without limitation, any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the shareholder or any of its affiliates or associates with respect to common stock;

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a description of all arrangements or understandings between such shareholder and each nominee proposed by the shareholder and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders;

•	such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC;

•	the consent in writing of each nominee to serve as a director if so elected;

•	a description of the qualifications of such nominee to serve as a director; and

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an undertaking by the shareholder to notify the corporation in writing of any change in the information called for by the second, third and fourth bullets above as of the record date for such meeting, by notice received by the secretary of the corporation not later than the 10th day following such record date, and thereafter by notice so given and received within two business days of any change in such information, and, in any event, as of the close of business of the day preceding the meeting date.

Shareholder Action; Special Meetings of Shareholders
Our Articles of Incorporation provide that shareholder action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if a written consent setting forth the action so taken is signed by all the holders of our issued and outstanding capital stock entitled to vote thereon. Our By-Laws provide that special meetings of the shareholders can only be called by our board of directors, our president or shareholders holding not less than one-fourth of the outstanding shares of our common stock.
Restrictions on Certain Related Party Business Combination Transactions
Under our Articles of Incorporation, any contract or other transaction between us and (i) any of our directors or (ii) any legal entity (A) in which any of our directors has a material financial interest or is a general partner or (B) of which any of our directors is a director, officer or trustee of such other legal entity

(collectively, a “Conflict Transaction”) is only valid if (1) the material facts of such Conflict Transaction and our director’s interest in such were disclosed to or known by our board of directors, any of our committees with authority to act on the Conflict Transaction, or our shareholders entitled to vote on such Conflict Transaction and (2) the Conflict Transaction was properly authorized, approved or ratified by, as applicable:

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Our board of directors or authorized committee, if it receives the affirmative vote of a majority of the directors who have no interest in the Conflict Transaction; provided, however, that the vote not be of a single director; and

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Our shareholders, if it receives the vote of a majority of the shares entitled to be counted, in which shares owned or voted under the contract of any director who or legal entity that has an interest in the Conflict Transaction may be counted.

Amendment of Articles and Bylaws
Except as otherwise expressly provided in our Articles of Incorporation, any proposal to amend, alter, change or repeal any provision of our Articles of Incorporation, except as may be provided in the terms of any preferred stock, requires approval by our board of directors and our shareholders. In general, such a proposal would be approved by our shareholders if the votes cast favoring the proposal exceed the votes cast opposing the proposal at a meeting at which a quorum is present.
Our By-Laws may be amended, altered or repealed only by our board of directors by affirmative vote of a majority of the directors who would constitute a full board at the time of such action. On August 21, 2019, our board of directors approved an amendment and restatement of the Articles of Incorporation to also permit our shareholders to amend the By-Laws. The amendment and restatement is subject to shareholder approval and, if approved, will provide that our shareholders may amend the By-Laws by the affirmative vote, at a meeting, of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of all classes of our stock entitled to vote generally in the election of directors, considered as a single voting group. Our board of directors has directed that the amendment and restatement be submitted for approval by our shareholders at the 2020 annual meeting of shareholders.
Indiana Business Corporations Law
As an Indiana corporation, we are governed by the IBCL. Under specified circumstances, the following provisions of the IBCL may delay, prevent or make more difficult unsolicited acquisitions or changes of control of us. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interest.
Control share acquisitions. Although Chapter 42 of the IBCL contains certain restrictions on control share acquisitions, our By-Laws provide that Chapter 42 of the IBCL shall not apply to control share acquisitions of shares of our capital stock.
Certain business combinations. Chapter 43 of the IBCL restricts the ability of a “resident domestic corporation” to engage in any combinations with an “interested shareholder” for five years after the date the interested shareholder became such, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder’s date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shares or the offer meets specified fair price criteria. For purposes of the above provisions, “resident domestic corporation” means an Indiana corporation that has 100 or more shareholders. “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. Although under certain circumstances a corporation may opt out of Chapter 43 of the IBCL, our Articles of Incorporation do not exclude us from the restrictions imposed by Chapter 43 of the IBCL.
Directors’ duties and liability. Under Chapter 35 of the IBCL, directors are required to discharge their duties:

•	in good faith;

•	with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

•	in a manner the directors reasonably believe to be in the best interests of the corporation.
However, the IBCL also provides that a director is not liable for any action taken as a director, or any failure to act, regardless of the nature of the alleged breach of duty, including alleged breaches of the duty of care, the duty of loyalty and the duty of good faith, unless the director has breached or failed to perform the duties of the director’s office in accordance with the foregoing standard and such action or failure to act constitutes willful misconduct or recklessness. The exculpation from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.
Consideration of effects on other constituents. Chapter 35 of the IBCL also provides that a board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation’s shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. Directors are not required to consider the effects of a proposed corporate action on any particular corporate constituent group or interest as a dominant or controlling factor. If a determination is made with the approval of a majority of the disinterested directors of the board, that determination is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation. Chapter 35 specifically provides that specified judicial decisions in Delaware and other jurisdictions, which might be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny in response to a proposed acquisition of the corporation, are inconsistent with the proper application of the business judgment rule under that section.